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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant [ X ]

Filed by a party other than the registrant [     ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ X ] Definitive Proxy Statement

[     ] Definitive Additional Materials

[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Knape & Vogt Manufacturing Company
(Name of Registrant as Specified in its Charter)

______________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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Notes:

LOGO

Knape & Vogt Manufacturing Company
2700 Oak Industrial Drive, N.E.
Grand Rapids, Michigan 49505

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 17, 2003

        The Annual Meeting of Shareholders of Knape & Vogt Manufacturing Company will be held at the Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 17, 2003, at 11:30 a.m., local time, for the following purposes:

        1.     To elect two persons to the Board of Directors for terms expiring in 2006.

        2.     To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business August 22, 2003, will be entitled to vote at the meeting.

        Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.

Dated: August 27, 2003
Grand Rapids, Michigan

/s/ William R. Dutmers William R. Dutmers Chairman and Chief Executive Officer

Dated: August 27, 2003

KNAPE & VOGT MANUFACTURING COMPANY
2700 Oak Industrial Drive, N.E., Grand Rapids, MI 49505

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held October 17, 2003

SOLICITATION OF PROXIES FOR ANNUAL MEETING

        This Proxy Statement is furnished to the shareholders of Knape & Vogt Manufacturing Company in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders which will be held at the Donnelly Conference Center, Aquinas College, 157 Woodward Lane, S.E., Grand Rapids, Michigan, on Friday, October 17, 2003, at 11:30 a.m., local time. The Annual Meeting is being held for the purpose of electing two directors and transacting such other business as may properly come before the meeting.

        If a proxy in the form distributed by the Company’s Board of Directors is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of the nominees named by the Board of Directors.

        A proxy may be revoked prior to its exercise by delivering a written notice of revocation to the Secretary of the Company, executing and delivering a proxy of a later date or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a proxy.

        Holders of the Company’s Common Stock should complete an accompanying white proxy, and holders of the Company’s Class B Common Stock should complete an accompanying blue proxy.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        On August 22, 2003, the record date for determination of the shareholders entitled to vote at the Annual Meeting, there were outstanding 2,314,294 shares of Common Stock of the Company, each having one vote per share and 2,202,105 shares of Class B Common Stock, each having ten votes per share. The shares of Class B Common Stock are limited in their transferability but are convertible on a share-for-share basis into Common Stock. The Common Stock is entitled to elect, as a class, one quarter (rounded up) of the directors to be elected at each election of directors. The Common Stock and the Class B Common Stock vote together in the election of the remaining director nominees. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

        The following table sets forth, as of July 31, 2003, information concerning persons known to management who may be deemed to be the beneficial owners of more than five percent of either class of the Company’s stock.

                                                        Amount and Nature of              Percent of Each
                                                        Beneficial Ownership                Class Stock             Percent of
                Name and Address of               ---------------------------------------------------------------     Common
                  Beneficial Owner                     Common         Class B         Common         Class B          Equity
                  ----------------                     ------         -------         ------         -------          ------

Knape & Vogt Manufacturing Company Profit
Sharing Plan and Knape & Vogt Manufacturing
Company Pension Plan
2700 Oak Industrial Drive, N.E.
Grand Rapids, MI 49505-6083...................                -     284,637 (1)              -          12.8%           6.3%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue
Santa Monica, CA 90401........................      166,235 (2)               -          7.2%               -           3.7%

(1) 284,637 shares of Class B Common Stock are held by Fifth Third Bank, as trustee of the Company's pension and profit sharing plans, of which Company directors William R. Dutmers, Robert J. Knape and Gregory Lambert, as the members of the Profit Sharing and Pension Committee, share voting and dispositive power.

(2) Information provided by Dimensional Fund Advisors, Inc. ("Dimensional") on the Form 13G filed on December 31, 2002 indicates that Dimensional has sole voting and dispositive power as to 165,235 shares of Common Stock.

     Five of the Company's directors, William R. Dutmers, John E. Fallon, Richard S. Knape, Robert J. Knape and Michael J. Kregor are related. They are grandchildren or great grandchildren of the Company's founder, John Knape (1863-1914). John Knape had seven children and these individuals, their families and their descendants (the "Knape Family") at July 31, 2003, owned 1,898,157 shares (85.5%) of the outstanding Class B Common Stock and 181270 shares (7.9%) of the outstanding Common Stock, for approximately 78.2% of the total voting power of the Company. The Company believes Knape Family members owning at least a majority of the Company's outstanding Class B Common Stock have an understanding that before taking any significant action with regard to their Company stock, they will consult with one or more of the directors of the Company and inform such director or directors of their proposed action and reasons for such action. This understanding among Knape Family members, coupled with the fact that four of the seven branches of the Knape Family are represented on the Board of Directors, could result in the Knape Family members taking a united position in response to attempts to acquire control of the Company through tender offers or proxy contests and, accordingly, could result in the Knape Family members effectively blocking any such attempts. However, there is no assurance that such united action would be taken.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows, as of July 31, 2003, the number of shares beneficially owned by each of the named executives in the executive compensation tables of this proxy statement and by all executive officers and directors of the Company as a group.

                                            Amount and Nature of             Percent of Each
                                            Beneficial Ownership               Class of Stock         Percent of
                                     ----------------- --------------- ------------- --------------     Common
Name of Beneficial Owner                 Common(1)       Class B(1)       Common        Class B         Equity
------------------------                 ---------       ----------       ------        -------         ------
William R. Dutmers                        83,797           39,498          3.6%           1.8%           2.7%
Leslie J. Cummings                         4,114              -              *             *               *
Scott Royal-Ferris                           -                -              *             *               *
David N. Smith                               -                -              *             *               *
Raymond N. Watson                            -                -              *             *               *

All executive officers and
directors as a group (12 persons)         160,878          210,976         7.0%           9.5%           8.2%

*Denotes ownership of less than one percent.
(1)

This table includes the following shares of Common Stock subject to acquisition within sixty (60) days pursuant to the exercise of outstanding stock options: William R. Dutmers – 62,214 shares and Leslie J. Cummings 2,939 shares. This table does not include 284,637 shares of Class B Common Stock held by Fifth Third Bank referenced in Note (1) under “Voting Securities and Principal Shareholders,” of which William R. Dutmers, Robert J. Knape and Gregory Lambert, as members of the Pension and Profit Sharing Committee, share voting and dispositive powers.

DIRECTORS AND NOMINEES

        The Company’s Articles of Incorporation provide for the division of the Board of Directors into three classes of nearly equal size with staggered three-year terms of office. Two persons have been nominated for election to the Board to serve three-year terms expiring at the 2006 Annual Meeting of Shareholders. The Board of Directors has nominated the following persons for election to the Company’s Board of Directors: John E. Fallon, to be elected by the Class B Common Stock and Common Stock voting together as a class; and Gregory Lambert, to be elected by the Common Stock voting as a class.

        Holders of Common Stock should complete the accompanying white proxy, and holders of Class B Common Stock should complete the accompanying blue proxy. Unless otherwise directed by a shareholder’s proxy, it is intended that the votes cast upon exercise of proxies in the form accompanying this statement will be in favor of electing the nominees as directors. The following pages of this Proxy Statement contain more information about the nominees.

        A plurality of the votes cast at the Annual Meeting is required to elect the nominees as directors of the Company. As such, the individual who receives the greatest number of votes cast by the holders of the Company’s Common Stock, voting as a class, will be elected as a director, and the individual who receives the greatest number of votes cast by the holders of Common Stock and Class B Common Stock, voting together, will be elected as a director. The Company will tabulate votes cast at the meeting and submitted by proxy.

        If any nominee becomes unavailable for election due to circumstances not now known, the accompanying proxy will be voted for such other person to become a director as the Board of Directors selects. The Board of Directors recommends a vote for the election of the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The content of the following table is based upon information furnished to the Company by the directors and nominees as of July 31, 2003.

                            Principal Occupation       Year First      Amount and Nature of                           Percent of
                           (for more than 5 years        Became        Beneficial Ownership        Percent of Class     Common
Name                Age    unless otherwise noted)      Director   --------------------------------------------------   Equity
----                ---    -----------------------      --------       Common      Class B(1)     Common    Class B
                                                                         ------      ----------     ------    -------
                           Nominees for Election as
                           Directors for Terms
                           Expiring in 2006

                           Nominee for Election by
                           Holders of Common Stock

Gregory Lambert      56    Vice President of              1999          550             -           *          -           *
(B),(D),(E)                Administration and Chief
                           Financial Officer,
                           National Heritage
                           Academies (2)

                           Nominees for Election by
                           Holders of Common Stock
                           and Class B Stock

John E. Fallon       80    Private Investor               1969           -           107,475        *         4.8%       2.4%
(A),(B),(C),(F)            Spring Lake, MI

                           Directors Whose Terms
                           Expire in 2005

Michael J. Kregor    51    Vice President - Global        1996         11,522        12,912         *          *           *
(G)                        Accounts, Griffith
                           Laboratories, Alsip, IL (3)

William R. Dutmers   47    Chairman of the Board of       1996         83,797        39,498        3.6%       1.8%       2.7%
(A),(C),(E)                Directors and Chief
                           Executive Officer of the
                           Company (4)

Richard S. Knape     77    Private Investor               1986         2,395        41,086(5)       *         1.9%         *
(A),(C),(D),(F)            Grand Rapids, MI

                           Directors Whose Terms
                           Expire in 2004

Christopher Norman   55    Retired Executive Officer,     2001           -              -           -          -           -
(B)                        Herman Miller, Inc.(6)

Thomas A. Hilborn    49    Vice President,                1999         54,400           -          2.4%        -          1.2%
(D),(G)                    Continental Structural
                           Plastics (7)

Robert J. Knape      44    Senior Project Manager of      1999        4,100(7)       10,005         *          *           *
(E),(F),(G)                the Company (8)

* Denotes ownership of less than one percent.

(A)	Member Executive Committee
(B)	Member Audit Committee
(C)	Member Nominating Committee
(D)	Member Executive Compensation Committee
(E)	(Member Profit Sharing and Pension Committee
(F)	Member Charitable Contributions Committee
(G)	Member Long Range Planning Committee
(1)

This table does not include 284,637 shares of Class B Common Stock referenced in Note (1) under “Voting Securities and Principal Shareholders,” of which William R. Dutmers, Robert J. Knape and Gregory Lambert, as members of the Pension and Profit Sharing Committee, share voting and dispositive power.

(2)

Gregory Lambert has served as the Vice President of Administration and Chief Financial Officer of National Heritage Academies (owner and operator of private for profit schools) from January 1999 to the present. From 1989 to 1998, Mr. Lambert held various vice presidential positions at H.H. Cutler Company (manufacturer of clothing).

(3)

Michael J. Kregor has served as the Vice President-Global Accounts at Griffith Laboratories since 1996. Griffith Laboratories is a developer and manufacturer of food ingredients for baking, seasoning, flavoring and more.

(4)

William R. Dutmers was named CEO on May 31, 1999. He was elected to the Board of Directors on April 19, 1996, and elected Chairman of the Board on January 16, 1998. Mr. Dutmers was president of G & L, Inc., a business-consulting firm, from 1991 to 1997. Mr. Dutmer’s shares include 62,214 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options.

(5)	Richard S. Knape’s shares include 23,190 shares of Class B Common Stock owned by members of the Richard S. Knape family as to which he disclaims beneficial ownership.
(6)

Christopher Norman retired from Herman Miller, Inc. in 2001. He had most recently served as the Executive Vice President of Order Fulfillment and Information Technology. Prior to January 1998 he served as the President of Miller SQA, a wholly owned subsidiary of Herman Miller, Inc. Herman Miller, Inc. designs and manufactures office furniture.

(7)

Thomas A. Hilborn has served as the Vice President of Continental Structural Plastics since April 1990. Continental Structural Plastics is a structural plastic molder of automotive and non-automotive components and modules.

(8)

Robert J. Knape has held various positions with Knape & Vogt Manufacturing Company since June 1991. Mr. Knape’s shares include 3,158 shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options.

Overview
        The Board of Directors, which had four meetings in the last fiscal year, has a standing Audit Committee, Nominating Committee and an Executive Compensation Committee.

The Audit Committee
        The Audit Committee, which met five times in the last fiscal year, has the primary responsibility to assist the Board’s oversight of, (a) the quality and integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors.

Audit Committee Expert
        The Board of Directors has determined that Gregory Lambert, who is a member of the Audit Committee, satisfies the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert” and has been determined to be an independent director, pursuant to the standards set forth in the requirements under the Securities Exchange Act of 1934.

The Nominating Committee
        The Nominating Committee, which met once during the last fiscal year, selects and presents to the Board of Directors candidates for election to fill vacancies on the Board. The Committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, including a description of the proposed nominee’s qualifications and other relevant biographical data, to the Corporate Secretary at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505.

The Executive Compensation Committee
        The Executive Compensation Committee met two times during the last fiscal year. The Committee makes recommendations to the Board of Directors relating to compensation matters and fringe benefits for officers and participants under the supplemental executive retirement, bonus, and stock option plans.

DIRECTORS’ COMPENSATION AND CERTAIN TRANSACTIONS

        Directors, who are not employees of the Company, are compensated at the rate of $3,000 for each Board meeting attended and $1,500 for each Committee meeting attended at times other than immediately preceding or subsequent to a Board meeting. The Chairman of the Audit Committee is compensated at the rate of $3,000 for each Committee meeting. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

        All directors attended at least three-fourths of the aggregate number of meetings of the Board and Board committees of which they were eligible to attend.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee operates under a written charter adopted and reviewed annually for adequacy by the Board of Directors (attached hereto as Exhibit A) and is composed of three outside directors, each of whom is independent within the meaning of the rules of the National Association of Securities Dealers, Inc.

        The Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and the Company’s independent auditors, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company’s senior management and independent auditors the process for certification by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

        The Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2003. The Committee also reviewed all fees paid to the independent auditors; these fees are described at the end of this report.

        The Committee reviewed Deloitte & Touche’s independence and, as part of that review, received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to Deloitte & Touche’s independence from the Company. The Committee also considered whether Deloitte & Touche’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Audit Committee discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and had the opportunity to ask Deloitte & Touche questions relating to such matters.

        In reliance on the reviews and discussion referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 28, 2003 for filing with the Securities and Exchange Commission. The Committee will recommend to the Board that Deloitte & Touche be appointed as the independent auditors for the fiscal year 2004.

Submitted by the Audit Committee: Gregory Lambert, Chairman John E. Fallon Christopher Norman

Relationship with Independent Certified Public Accountants

        The financial statements of the Corporation for the year ended June 28, 2003, have been examined by Deloitte & Touche LLP, certified public accountants, as independent auditors of the Company for the 2003 fiscal year. A representative of Deloitte & Touche LLP will be at the annual meeting of shareholders and will have an opportunity to make a statement and be available to answer appropriate questions.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for 2002 and 2003, and fees billed for other services rendered by Deloitte & Touche LLP.

                                             2003                           2002 (1)
                                   -------------------------- ---- ----------------------------
                                   -------------------------- ---- ----------------------------
Audit fees                                 $128,297                          $ 93,500
Audit related fees (2)                     $  6,000                          $     -
Tax fees (3)                               $371,845                          $  8,755
All other fees                             $    -                            $    -

(1) On March 8, 2002, the Company’s Board of Directors approved of a change in its independent accountant from BDO Seidman LLP (“Seidman”) to Deloitte & Touche LLP based upon the recommendation of the Audit Committee. Seidman’s report on the Company’s financial statements for the fiscal year 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal 2001, and a portion of 2002, preceding the Board’s decision to change independent accountants, there were no disagreements with Seidman on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreement(s), if not resolved, would have caused Seidman to refer to the matter of the disagreement(s) in connection with its reports. During that same period of time, there were no reportable events as described in item 304(a)(1)(b) of the Securities and Exchange Commission’s Regulation S-K. During fiscal 2002, the Company paid $11,000 to BDO Seidman LLP for review of the Company’s reports on Form 10Q for the first and second quarters. The Company also paid BDO Seidman LLP $58,852 fees for tax related services during fiscal 2002.

(2) Audit related fees consisted principally of the audit of financial statements of the Company’s 401K plan.

(3) Tax fees consisted primarily of tax advisory and compliance services.

EXECUTIVE COMPENSATION COMMITTEE REPORT

        The Company’s Executive Compensation Committee (the “Committee”) that is comprised of three non-employee directors of the Company, is responsible for considering and approving compensation arrangements for senior management of the Company, including the Company’s executive officers. The goals of the Committee in establishing annual compensation for senior management are as follows: (i) to attract and retain key executives who will assure real growth of the Company and its operating subsidiaries; and (ii) to provide strong financial incentives, at a reasonable cost to the Company’s shareholders, for senior management to enhance long-term value of the shareholders’ investment in the Company.

        Executive compensation consists of the following components:

         ·  Base salary compensation;

         ·  Short-term incentive compensation (the Economic Value Added Incentive Plan); and

        ·   Long-term incentive compensation (the 1997 Stock Incentive Plan).

        The Committee also reviews management benefit plans and makes recommendations regarding such plans to the Board of Directors.

Base Salary

        The Company is committed to providing a competitive base pay to help attract and retain the best people in the industry. To ensure that base salaries are competitive, local and national association annual reports, as well as special individual position data and total compensation reports by management consultants, are utilized annually. The goal is to ensure that the base salaries of the Company’s executives compare favorably with executives with similar responsibilities in like companies in comparable industries.

        Formal job descriptions outlining the duties, primary functions and basic and peripheral responsibilities of each executive position are utilized in placing each in the salary ranges, and the individuals’ relative responsibilities and annual performances are used to adjust specific base salary.

        Senior executives’ salary recommendations include a review and discussion of the executives’ individual performance, and the relationship to the Company’s performance for the last fiscal year. These include meeting strategic and business plan goals, operating profit, performance relative to competitors, and timely new product introductions. Individual performance is evaluated according to organizational and management development and the fostering of teamwork and Company values.

The Economic Value Added Incentive Plan

        The Economic Value Added (EVA) Plan is an incentive compensation program, first effective at the beginning of the 1998 fiscal year, which provides bonuses for all employees of the Company and its subsidiaries if their performance adds value for Company shareholders. EVA is the after-tax operating profit that remains after subtracting the cost of capital employed to generate that profit. EVA was implemented to improve the Company’s performance under this financial measure. The EVA program replaced the Company’s short-term incentive bonus program, which was based on sales growth and return on equity.

        Under the EVA Plan, bonuses are awarded to each Plan participant based on the improvement in EVA for the Company’s consolidated results. To measure the improvement (or deterioration) in EVA, an EVA target is set yearly based on the average of the prior fiscal year’s target and actual EVA plus the expected improvement in EVA for the current fiscal year. If the improvement in EVA is in excess of the targeted improvement, the bonus calculation will produce an amount in excess of the participant’s target bonus. If the improvement in EVA is less than the targeted improvement, the bonus calculation will produce an amount less than the individual’s target bonus. Bonuses payable under the EVA Plan are not subject to any maximum, and for those employees who receive annual payments, there is no minimum. In fiscal 2003, the Company fell below its EVA target resulting in a negative bonus amount being earned equal to 115% of target.

        For fiscal 2003, participants were divided into classifications, which had target bonus levels ranging from 5% to 65% of base salary. It is intended that the assignment of a particular classification correlates with a position’s relative effect on the Company’s performance.

        In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the EVA Plan requires that two-thirds of any bonus earned in a given year in excess of the target bonus be deferred in a “bonus bank” for possible future pay-out by the Company. Thirty-three percent of a positive bonus bank balance is paid out each year. Consequently, the total bonus payable in any given period consists of the individual’s target bonus, plus (or minus) the participant’s fixed share of EVA improvement and plus (or minus) a portion of the bonus bank balance. A bonus bank account is considered “at risk” in the sense that in any year EVA performance results in a bonus amount which is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. In the event that the outstanding bonus bank balance at the beginning of the year is negative, the bonus paid for that year is limited to the aggregate of thirty-three percent of the positive bonus earned up to the target bonus and thirty-three percent of any positive bonus bank balance after applying the remaining portion of the bonus earned for the year against the negative balance in the bonus bank. The executive is not expected to repay negative balances in the bonus bank. In the event that an executive voluntarily terminates employment with the Company, any positive bonus bank balance is subject to forfeiture.

12

The 1997 Stock Incentive Plan

        The purpose of the Stock Incentive Plan is to promote the long-term success of the Company for the benefit of its shareholders, through stock-based compensation, by aligning the personal interests of the Company’s key employees with those of its shareholders. The Stock Incentive Plan is also designed to allow key employees of the Company and its subsidiaries to participate in the Company’s future, as well as to enable the Company to attract, retain, and reward such employees.

        Certain employees who participate in the Company’s Economic Value Added (EVA) Plan are eligible to receive Options under the Stock Incentive Plan. The number of Options that may be granted to an employee is determined by a formula contained in the Stock Incentive Plan. The formula is designed to simulate a purchase of an Option by the employee at a price equal to 5% of the current stock price of the shares covered by the Option. The employee first elects, prior to the beginning of the fiscal year, to waive and designate a portion of that employee’s EVA target bonus for use in determining Option grants (the “EVA Bonus Option Amount”). The Option granted may be either an Incentive Stock Option or a Nonqualified Stock Option. At the end of the fiscal year, if all or part of the employee’s EVA target bonus is earned, the number of shares of Common Stock subject to any Option granted to the employee will be determined by dividing that employee’s EVA Bonus Option Amount by 5% of the fair market value of a share of Common Stock on the date of grant. The EVA Bonus Option Amount is not paid in consideration for the Option; it is merely a figure utilized in the formula to determine the number of shares covered by an Option grant under the Stock Incentive Plan.

        The exercise price included in both Incentive Stock Options and Nonqualified Stock Options is a single fixed exercise price which must equal at least 100% of the fair market value of the stock at the date of grant, increased by a fixed percentage increase compounded annually over the term of the Option (the “Fixed Percentage Increase”) determined in the manner described below. Fair market value, as to Incentive Stock Options, is the closing sale price per share of the Common Stock on the relevant valuation date on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”). Fair market value, as to Nonqualified Stock Options, is the average NASDAQ closing sale price per share of the Common Stock during the calendar month immediately preceding the relevant valuation date. The Fixed Percentage Increase is a percentage equal to the yield on five-year U.S. Treasury securities plus 2%, less the projected dividend yield on the Company’s Common Stock as determined by the Committee and the Board of Directors.

        The term of each Option is five years after the date the Option is granted. Subject to certain exceptions provided in the Stock Incentive Plan, all Options granted under the Stock Incentive Plan vest and become exercisable three years after the date the Option was granted. The Stock Incentive Plan provides that all Awards will be fully vested and exercisable upon a “Change in Control” of the Company, as defined in the Stock Incentive Plan.

        The following example illustrates the calculation of the Option grant under the Stock Incentive Plan. Assume (a) an executive of the Company has designated an EVA Bonus Option Amount of $40,000 which is subsequently earned, (b) the fair market value of Company stock on the date of grant is $15.00 per share, (c) the yield on 5-year U.S. Treasury securities is 5.5%, and (d) the projected, annual dividend yield is 3.0%.

Example:	Number of Option Shares 5% of $15.00 (the fair market value) is $0.75. Number of shares covered by Option = 53,333 ($40,000 /$0.75)
Exercise Price
The Fixed Percentage Increase would equal 4.5% (5.5% + 2% — 3.0%).

Based upon the five-year term of the Option, the exercise price would equal $18.69 per share ($15.00 x 104.5%, compounded over five years).

Thus, the fair market value of the Company’s common stock must exceed $18.69 per share between 3 and 5 years from the date of the Option grant to give the Option value to the Senior Executive, based on this example.

        In general, options to purchase up to a maximum of 220,000 shares may be granted each year. A maximum of 660,000 shares may be issued pursuant to awards made under the 1997 Stock Incentive Plan.

Chief Executive Officer Compensation

        The factors that were used to determine the annual base salary and incentive compensation of Mr. William R. Dutmers, the Company’s Chief Executive Officer, are the same as those described above for all executive officers.

        Consistent with the Company’s existing policies and practices, the Executive Compensation Committee reviewed available compensation data from the Company’s peers and evaluated Mr. Dutmers’ contributions to the Company as well as his experience and expertise. The Executive Compensation Committee also took into consideration the performance of the Company, including strategic and business plan goals, operating profit, performance relative to competitors and timely new product introduction.

        In fiscal 2003, Mr. Dutmers received a base salary of $283,250. Mr. Dutmers’ EVA target bonus level for fiscal 2003 was 65% of base salary. As a result of the Company not reaching its EVA target and participants receiving a negative bonus allocation of 115% of target, Mr. Dutmers received a negative EVA bonus allocation of $211,361, which resulted in no cash compensation being received and a negative bonus bank of $379,535 being carried forward to the next fiscal year. Given the negative EVA Bonus Plan results, no leveraged stock options were awarded under the Stock Incentive Plan.

Other Compensation Issues

        In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating and retaining qualified executive personnel.

Executive Compensation Committee: Thomas A. Hilborn, Chairman Richard S. Knape Gregory Lambert

SUMMARY COMPENSATION TABLE

        The following table sets forth for each of the three fiscal years ended June 28, 2003, June 29, 2002, and June 30, 2001, the compensation received by the Company’s CEO and the only other executive officers of the Company whose salary and bonus was $100,000 or more in fiscal 2003.

                                                                                  Long- Term
                                              Annual Compensation          Compensation Awards
                                         -------------------------------------------------------------
                                                                                         Securities
                                                                         Restricted      Underlying
                                                                            Stock         Options          All Other
Name & Principal Position         Year    Salary(1)      Bonus(2)          Awards          (#)(5)       Compensation(6)
-------------------------         ----    ---------      --------          ------          ------       ---------------
William R. Dutmers.............   2003     $283,250           $-0-         813 (3)           -0-              $15,868
Chairman and                      2002      283,250            -0-         783 (3)           -0-               15,300
Chief Executive Officer           2001      283,250            -0-         662 (3)           -0-               15,970

Leslie J. Cummings.............   2003      $120,193           $-0-            -0-           -0-              $10,817
Vice President of Finance and     2002       100,000            -0-            -0-           -0-                9,000
Treasurer                         2001       100,000            -0-            -0-           -0-                8,979

Scott Royal-Ferris (5).........   2003      $120,000     $20,000(6)            -0-           -0-               $9,969
Vice President of Home and        2002       113,077            -0-            -0-           -0-                  -0-
Commercial Products

David N. Smith (5).............   2003      $119,616            -0-            -0-           -0-                  -0-
Vice President of Office          2002         3,654            -0-            -0-           -0-                  -0-
Products

Raymond N. Watson (5)..........   2003      $150,000            -0-            -0-           -0-              $66,506
President of Operations           2002        37,500            -0-            -0-           -0-                  -0-
(1)	Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code.
(2)

Represents amounts earned under the Company’s EVA Plan during the fiscal year, but excludes amounts foregone at the election of the named executives and used in determining option awards under the 1997 Stock Incentive Plan. In fiscal 2003, the EVA Plan resulted in a negative bonus. The negative bonus amounts earned were as follows: Mr. Dutmers — $211,361; Ms. Cummings — $68,990; Mr. Royal-Ferris — $68,880; Mr. Smith — $68,660 and Mr. Watson — $86,100. The negative EVA bonus resulted in any positive bonus bank amounts from prior years being deleted and any residual negative amounts being carried forward to be funded by future positive EVA Plan amounts.

(3)

Represents shares awarded as part of the Profit Sharing Catch-up Award Plan. The Plan awards restricted shares equal to the amount by which the Profit Sharing contribution would have exceeded the ERISA limits.

(4)

The amounts disclosed in this column include: (a) amounts contributed by the Company to the Company’s profit sharing plan for fiscal 2003, in which substantially all salaried employees of the Company participate, in the following amounts: Mr. Dutmers — $15,300; Ms. Cummings — $10,817; Mr. Royal-Ferris — $9,969: and Mr. Watson — $3,375; (b) payments by the Company in fiscal 2003 of premiums for term-life insurance for the benefit of Mr. Dutmers-$568. (c) payment by the Company of moving expenses for Mr. Watson of $63,131.

(5)	Mr. Royal-Ferris joined the Company in July 2001, Mr. Smith joined the Company in June 2002 and Mr. Watson joined the Company in March 2002.
(6)	The payment of the $20,000 bonus represented a one-time commitment in lieu of a sales based commission.

OPTION GRANTS IN LAST FISCAL YEAR

        During the fiscal year ended June 28, 2003, the Company granted no options.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 2003AND
YEAR-END OPTION VALUES

        The following table provides information on the number and value of unexercised options held by the named executive officers at June 28, 2003.

                                                                Number of Shares Subject              Value of Unexercised
                                                                to Unexercised Options at             in the Money Options
                                                                     June 29, 2002                    at June 29, 2002 (1)
------------------------------------------------------------------------------------------------------------------------------------
                                  Shares
                               Acquired on       Value
Name                             Exercise       Realized      Exercisable     Unexercisable     Exercisable      Unexercisable
----                             --------       --------      -----------     -------------     -----------      -------------

William R. Dutmers...........        -              -           62,214           146,589                -                 -
Leslie J. Cummings...........        -              -               -              2,939                -                 -
Scott Royal-Ferris...........        -              -               -                  -                -                 -
David N. Smith...............        -              -               -                  -                -                 -
Raymond N. Watson............        -              -               -                  -                -                 -

(1)     Values are based on the difference between the closing price of the Company’s Common Stock on June 28, 2003, ($10.47) and the exercise prices of the options.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        The following graph shows the cumulative total shareholder return on an investment in the Company’s Common Stock compared to the cumulative total return of the NASDAQ market for U.S. companies and a peer group of NASDAQ traded companies with the same Standard Industrial Classification (SIC) code as that of the Company’s. The comparison assumes a $100 dollar investment on June 30, 1998, and the reinvestment of dividends.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Knape & Vogt Manufacturing Company

Produced on 07/17/2003 including data to 06/27/2003

$300
$200
$100
$0
87.4
71.1
65.3
06/30/1998
06/30/1999
06/30/2000
06/29/2001
06/28/2002
06/27/2003

Legend

Symbol	CRSP Total Returns Index for:	06/1998	06/1999	06/2000	06/2001	06/2002	06/2003
——— ■	Knape & Vogt Manufacturing Company	100.0	81.2	80.6	70.2	72.7	65.3
— — — *	Nasdaq Stock Market (US Companies)	100.0	143.7	212.4	115.5	78.7	87.4
- - - - ▲	NASDAQ Stocks (SIC 3400-3499 US Companies) Fabricated metal products, except machinery & transp equipmt	100.0	74.8	62.1	64.9	74.6	71.1

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 06/30/1998.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

12176/60030000 ©Copyright 2003

SHAREHOLDER PROPOSALS—2004 ANNUAL MEETING

        Any proposal of a shareholder intended to be presented for action at the next Annual Meeting of the Company must be received by the Company at 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505, not later than April 29, 2004, if the shareholder wishes the proposal to be included in the Company’s proxy materials for that meeting.

AVAILABILITY OF 10-K ANNUAL REPORT

        The annual report on Form 10-K, filed with the Securities and Exchange Commission, will be provided free to shareholders upon written request. Write Corporate Secretary, Knape & Vogt Manufacturing Company, 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of written communications and copies of such forms received by the Company, the Company believes that all required forms have been filed accurately and timely with the Securities and Exchange Commission.

MISCELLANEOUS

        Management of the Company is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

        The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Company, and by Morrow & Co., which the Company has retained to assist in the solicitation. The Company will pay Morrow & Co. $4,000 for its services. The above Notice and Proxy Statement are sent by order of the Board of Directors.

Dated: August 27, 2003

/s/ William R. Dutmers William R. Dutmers Chairman and Chief Executive Officer

EXHIBIT A

Knape & Vogt Manufacturing Company
Audit Committee Charter
As Amended on August 8, 2003

ESTABLISHMENT

        The Audit Committee of the Board of Directors of the Company was established by the action of the Board pursuant to the Bylaws of the Company. The action of the Board set forth the basic responsibilities and procedures for the Audit Committee. This Charter is intended to supplement the Board action and to specify in more detail the membership and responsibilities of the Committee, as outlined below:

PRIMARY PURPOSE

        To provide the Board of Directors with a more direct means of contact with the independent auditors and the financial management of this corporation in order to assist the Board in the discharge of its fiduciary obligations to the shareholders. This will provide an independent review of the annual report by having the Audit Committee make a report to the Board of its findings and recommendations.

MEMBERSHIP

        The Audit Committee shall consist of not fewer than three nor more than five members of the Board of Directors, each of whom shall be independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with their independent judgment as a member of the Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. The board shall determine whether at least one member of the Audit Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member, including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the SEC

RESPONSIBILITIES

        The Audit Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal controls as well as the financial aspects of the Company’s funded benefit plans. Through its activities, the Committee will facilitate open communication among directors, the Company’s independent accountants, its internal audit function, and corporate management. The Audit Committee has the authority to engage independent counsel and other advisors, as it deems appropriate.

1.

The Audit Committee will:
Assist the Board in discharging its fiduciary responsibilities to shareholders, providing assurance as to the independence of the Company’s outside accountants and the adequacy of disclosure to shareholders and the public.

2.

Hold no less than four regularly scheduled meetings each year, normally in January, April, August, and October and other meetings from time to time as may be called pursuant to the Company’s Bylaws. A majority of the members in attendance shall decide any question brought before any meeting of the Committee.

3.	Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

4.	Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

5.	Prepare the report that the SEC requires be included in the Company’s annual proxy statement

6.	Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

SCOPE OF INDEPENDENT ACCOUNTANT OVERSIGHT

1.	Nominate and recommend to the Board the independent auditors for approval considering the following guidelines:
a.	Opinions on the performance of the independent public accountants by appropriate management personnel.
b.	The proposed audit fee and explanations of fee changes.
c.	The professional competency of the firm through inquiry about its latest peer review and any significant litigation problems or disciplinary actions by the SEC or others.

2.	Review the scope of the proposed audit to be performed and how effective the scope relates to this Company’s special problem areas.
3.	Review the results of the audit with the independent auditors, as well as discuss the financial statements.
4.

Review the adequacy of the internal financial and operational controls of the Company with both the staff performing internal auditing and the independent auditors, and keep the Board informed of its findings.

5.	Review the Annual Report in detail with the outside auditors.
6.

Review the extent of any services outside the audit area performed for the Company by its independent accountants. Review and preapprove both audit and nonaudit services to be provided by the independent accountant (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such preapproval reported to the audit committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 [Sarbanes-Oxley Act Section 202 and NASDAQ Corporate Governance Proposals]

7.	Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent accountants.

8.	Review the work of the Company’s outsourced internal audit function with the Internal Auditor including management’s responses and recommendations made and plans for future audit coverage.

9.	Review whether management has sought a second opinion regarding any significant accounting issues, and, if so, obtain rationale for the particular accounting treatment chosen.

10.	Review compliance by officers and employees with the Company’s policies on business ethics and public responsibility.
11.	Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.
12.	Meet privately from time to time with representatives of the independent accountants, the Internal Auditor and management.

   GENERAL GUIDELINES

1.

Meetings: The Committee will meet on a regular basis, as noted above, and special meetings should be called, as circumstances require. The Committee will meet privately with the chief internal auditor and the independent public accountants. Written minutes will be kept for all such meetings.

2.	Reporting to the Board: The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis.
3.	Audit Plans: The Committee will review with the chief internal auditor and the independent public accountants their annual plans, including degree of coordination of the respective plans.

4.

Internal Controls: The Committee will discuss with the internal audit staff and independent public accountants the adequacy of the Company’s internal controls. The Committee will receive, on a regular basis, copies of the internal audit reports with management’s responses. It will also request a letter from the independent public accountants concerning any significant weaknesses or breaches of internal control discovered during the course of their audit.

5.

Accounting Issues and Contingencies: The Committee will inquire of both management and the independent public accountants about significant accounting issues (i.e., accounting standards or rules proposed by FASB or the SEC); the Committee will also inquire about significant contingencies and accounts requiring estimates subject to judgments by management.

PRE-AUDIT AND POST-AUDIT REVIEW GUIDELINES

1.

The Committee will receive and review a draft of the financial section of the annual report to the shareholders, complete with footnotes, and Management’s Discussion and Analysis (MD&A) section which should be consistent with other sections in the annual report.

2.

The Committee will review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof) and review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302, 906 and 404) and relevant reports rendered by the independent auditors (or summaries thereof).

3.	The Committee will request an explanation from management and the independent public accountants about the effect of significant changes in accounting practices or policies.
4.

The Committee will inquire of management and the independent public accountants if there were any significant financial reporting issues discussed during the current audit and, if so, how they were resolved.

5.

The Committee will review, with management and the independent public accountants, proposed accounting standards or rules proposed by FASB or the SEC that will have a significant effect on the Company’s financial statements.

6.

The Committee will determine open years on federal tax returns and whether there are any significant items in dispute with the IRS, which might result or have resulted in litigation; and inquire as to the status of related tax reserves and interest accruals.

7.	The Committee will meet privately with the independent public accountants to determine the quality of the financial and accounting personnel and internal audit staff.
8.	The Committee will request a letter from the independent public accountants concerning any significant weaknesses or breaches in internal control discovered during their audit.
9.

The Committee will discuss with management and the independent public accountants the substance of any significant issues raised by outside counsel concerning litigation, contingencies or other claims; and how such matters affect the Company’s financial statements.

10.	The Committee will discuss with the independent accountants the schedule of unadjusted differences accumulated during the latest audit of the financial statements.